Management Services Agreement

This Management Services Agreement (the “Agreement”) is entered into effective the 1st day of August 2009 (the “Effective Date”), by and between White Mountain Titanium Corporation, a Nevada corporation (“WMTC”), and Chapelle Capital Corp., a corporation created under the laws of British Columbia, Canada (the “Service Provider”).

RECITALS:

A.           WMTC, through its wholly owned Chilean subsidiary, owns a rutile mineral property known as the Cerro Blanco project located in Region III of Chile and is or proposes to carry on mining operations on the project.

B.            WMTC had previously entered into a management service agreement dated February 6, 2006, as subsequently amended (the “Original Agreement”), with Trio International Capital Corp. (“Trio”) and its wholly owned subsidiary, Pacific Venture Management Ltd. (“PVM” and collectively the “Original Service Provider”).

C.            Brian Flower, President of Trio and PVM, was the named service provider to WMTC under the Original Agreement and is also a director of WMTC and its subsidiaries.

D.            WMTC received notice that the Trio shareholders had agreed to commence a company wind-up effective April 1, 2009.

E.            WMTC, wishing to continue the services of Brian Flower under a successor management services agreement with duties and compensation unchanged from the Original Agreement, and in order to assure the smooth and orderly transition of management services, gave notice to the Original Service Provider on April 1, 2009, that the Original Service Agreement would be terminated on July 31, 2009.

G.            WMTC proposes now to engage the Service Provider, an entity owned and controlled by Mr. Flower, under the terms of this Agreement to provide the continued services of Mr. Flower.

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Services and Duties.

a.           Management and Administrative Services.  Service Provider shall provide approximately 80% of one man person’s available time to WMTC-related issues, including, but not limited to, the following:

•	Assistance with replacing the OTC quotation and with a senior exchange listing, utilizing accounting, legal and investor relations support whose fees shall be billed directly to the company;

•	Provision and co-ordination of a WMTC office in Vancouver intended to give WMTC a strong regional administrative base in North America to support the corporate head office in Chile;

•
Assistance with WMTC’s treasury and finance, operating budget, accounting and corporate administration functions, regulatory compliance functions, news releases and investor relations functions and broker, shareholder and lender liaison;

•
Assistance with setting the scope of work, reviewing and monitoring exploration programs, engineering studies and a final feasibility study as WMTC advances its Cerro Blanco titanium project from the current pre-feasibility to final feasibility stage, such assistance to include negotiating mine off-take marketing agreements and ocean transportation, securing value-adding technologies and arranging equity and debt funding for development of the project which may or may not involve negotiating strategic partnership agreements; and

•
Services of Brian Flower as Executive Chairman of WMTC and a director and officer of WMTC subsidiaries, such services to include liaising with the WMTC audit and compensation committees, assisting the President and CEO with the delivery of investor presentations as well as the development and implementation of corporate strategy and policies.

b.           Performance of Duties.  All services provided by the Service Provider hereunder shall be performed in a timely manner and in accordance with good and standard professional practice.

c.           Conflicts of Interest.  During the term of this Agreement neither the Service Provider nor any affiliate shall carry on or be engaged in or concerned with or advise in the operating of any other business or enterprise which is in conflict with their obligations under this Agreement or in competition with WMTC or its subsidiary.

2.           Compensation and Reimbursable Expenses.

a.           Monthly Fee.  In consideration of the services provided by Service Provider, WMTC shall pay to the Service Provider US$11,600 per month plus reimbursable out of pocket expense - both being subject to Goods and Services Tax in Canada (“GST”), with the monthly fee amount prorated for any partial month of service.  Payments hereunder shall be made on or before the fifteenth (15th) day of the calendar month following the month in which such services were provided.  In the event that the time commitment of the Service Provider and Mr. Flower increases beyond 80%, the base compensation payable to the Service Provider shall be increased proportionately, but not to exceed the base compensation payable to Michael Kurtanjek, President of the WMTC.  The amount of time devoted to the business of WMTC by the Service Provider and Mr. Flower will be determined by the Compensation Committee within ten business days following the end of each calendar quarter beginning with the calendar quarter ending December 31, 2009, and the base compensation will be adjusted accordingly for each such new calendar quarter.

b.           Office Space and Support Services Expense.  Service Provider will provide WMTC with the use of an office and support services for which WMTC shall pay to the Service Provider US$2,000 per month plus GST.  Office space and support services expense payments hereunder shall be made on or before the fifteenth (15th) day of the calendar month following the month in which the space and such services were provided.  Service Provider shall maintain such supporting information and documentation as WMTC may reasonably request in accordance with company policy and the requirements of WMTC’s accountants or government taxing authorities.

c.           Bonus shares.  In December, 2007 the Company granted Brian Flower a bonus of 200,000 shares every time a project milestone is achieved (the remaining milestones being a positive piloting and final feasibility study) as well as a bonus of 200,000 shares upon the Company listing on the American Stock or other senior exchange.  WMTC shall expressly honor the obligation to issue such shares upon reaching the future milestones notwithstanding the fact that Mr. Flower shall furnish his services pursuant to this Agreement rather than under the prior Original Agreement.

3.           Term and Renewal.  The term of this Agreement shall commence on the Effective Date and shall be for a period of one year from the Effective Date, unless it is terminated earlier as provided herein.  Beginning on that date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or WMTC delivers written notice to the Service Provider of its intention not to extend the Agreement at least one hundred twenty (120) days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year.  The restrictive covenants in Section 6 hereof shall survive the termination of this Agreement.

4.           Termination.

a.           Termination Without Cause.  Either WMTC or the Service Provider may terminate this Agreement at any time without cause (as defined below), provided that it gives written notice of termination to the other party at least one hundred twenty (120) days before the date of such termination.

b.           Termination For Cause.  WMTC shall be entitled at any time, with or without prior notice, to terminate this Agreement for cause, in which case no compensation or other fees (other than such fees that have already been earned by Service Provider) shall be payable to the Service Provider after such termination.  “Cause” means the Service Provider or its principals’, affiliates, agents’, employees’ or representatives’ (i) gross negligence in the performance or non-performance of any material duties to WMTC; (ii) commission of any material criminal act or fraud or of any act that affects adversely the reputation of WMTC; (iii) habitual neglect of Service Provider’s duties that are required to be performed under this Agreement; (iv) dishonesty; or (v) gross misconduct.  Such termination shall not prejudice any other remedy under law or equity of WMTC and the failure of WMTC to terminate Service Provider when cause exists shall not constitute the waiver of WMTC’s right to terminate this Agreement at a later time.  Termination under this paragraph shall be considered for cause for purposes of this Agreement.

5.           Termination upon Change of Control.  In the event of termination upon a change of control of WMTC, the following provisions shall apply:

a.           “Termination Upon Change of Control” means:

(i)           any termination of the engagement of the Service Provider by WMTC without cause during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies; or

(ii)          any resignation by the Service Provider based on a diminution of responsibilities where (1) such diminution of responsibilities occurs during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies, and ending on the date which is twelve (12) months following the Change of Control, and (2) such resignation occurs within one-hundred and twenty (120) days following such diminution of responsibilities.

b.           The term “Termination Upon Change of Control” shall not include any other termination, including a termination of the Service Provider (i) by WMTC for cause; (ii) by WMTC as a result of the disability of a party; (iii) as a result of the death of the party; or (iv) as a result of the voluntary termination of the engagement by the party for reasons other than a diminution of responsibilities.

c.           “Change of Control” means:

(i)           any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of WMTC under an employee benefit plan of WMTC, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of WMTC representing 30% or more of (A) the outstanding shares of common stock of WMTC or (B) the combined voting power of WMTC’s then-outstanding securities;

(ii)          WMTC is party to a merger or consolidation, or series of related transactions, which results in the voting securities of WMTC outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of WMTC or such surviving or other entity outstanding immediately after such merger or consolidation;

(iii)         the sale or disposition of all or substantially all of WMTC’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv)	there occurs a change in the composition of the Board of Directors of WMTC within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

(v)          the dissolution or liquidation of WMTC; or

(vi)         any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

d.           In the event of termination upon a Change of Control, the Service Provider shall receive the following compensation:  (i) immediate payment of a severance amount equal to three (3) times the highest annual base cash compensation paid the Service Provider; (ii) the immediate vesting of any outstanding unvested options, warrants, or other convertible instruments; (iii) the pro rata amount of any bonuses for which the Service Provider is eligible; (iv) the extension of the exercise period of any options, warrants, or other convertible instrument for at least six months following such termination.

6.           Confidential Information.  The Service Provider recognizes and acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of WMTC, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of WMTC or which are sufficiently secret to derive economic value from not being disclosed (hereinafter “Confidential Information”) may be made available or otherwise come into the possession of the Service Provider or PVM by reason of this engagement with WMTC.  Accordingly, the Service Provider agrees that neither it nor its principals, affiliates, agents, employees, or representatives will (either during or after the term of this engagement with WMTC) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to their personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of WMTC.  The Service Provider shall, upon termination of this engagement, return to WMTC, and shall cause its principals, affiliates, agents, employees, and representatives to return to WMTC, all documents which reflect Confidential Information (including copies thereof).  Notwithstanding anything heretofore stated in this paragraph, the Service Provider’s obligations under this Agreement shall not, after termination of Service Provider’s engagement with WMTC, apply to information which has become generally available to the public without any action or omission of the Service Provider (except that any Confidential Information which is disclosed to any third party by an employee or representative of WMTC who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this provision).

7.           Independent Contractor.  Service Provider agrees that in performing this Agreement, the Service Provider is acting as an independent contractor and not as an employee or agent of WMTC.  As an independent contractor, the Service Provider shall not be eligible for any benefits which WMTC may provide to its employees.  All persons, if any, hired by Service Provider to perform this Agreement, including, but not limited to, Mr. Flower, shall be employees of the Service Provider and shall not be construed as employees or agents of WMTC in any respect.  The Service Provider shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with Service Provider’s performance of this Agreement, including without limitation, all withholding taxes, worker’s compensation insurance, and similar costs.

8.           Miscellaneous Provisions.

a.           Notice.  All notices required or permitted hereunder shall be in writing and shall be deemed effective: (1) upon personal delivery; (2) when sent by facsimile at the number set forth below; or (3) in the case of delivery by internationally recognized overnight delivery service, when received, addressed as follows:

If to WMTC to:

Augusto Leguia 100, Officina 812
Las Condes, Santiago
Chile
Attn:  Michael P. Kurtanjek, President
FAX:  (56 2) 657-1809

With a copy (which shall not constitute notice) to:

Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
Salt Lake City, UT  84095
FAX:  (801) 446-8803

If to the Service Provider, to:

2620 Chesterfield Ave
North Vancouver, British Columbia
Canada  V7N 3M2
Attn:  Brian Flower
FAX:  (604) 980-8420

or to such other address or addresses, or facsimile number or numbers, as either party shall designate to the other in writing from time to time by like notice.

b.           Attorneys’ Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

c.           Additional Remedies.  The Service Provider acknowledge and agree that, in the event either such party shall violate any of the restrictions of Section 6 hereof, WMTC will be without adequate remedy at law and will therefor be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or may have at law or in equity, and the Service Provider hereby consents to the jurisdiction of such court for such purpose, provided that reasonable notice of any proceeding is given, it being understood that such injunction shall be in addition to any remedy which WMTC may have at law or otherwise.

d.           Entire Agreement; Modification; Waiver.  This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment.  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

e.           Survival of Covenants, Etc.  All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of two years from the termination date of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

f.            Assignment.  This Agreement, as it relates to the engagement of Service Provider, is a personal contract and the rights and interests of the Service Provider hereunder may not be sold, transferred, assigned, pledged or hypothecated, without the prior written consent of WMTC, which consent may be withheld for any reason.  Notwithstanding the foregoing, the Service Provider may, without the prior consent of WMTC, add PVM as additional service provider hereunder at any time PVM becomes a wholly owned subsidiary of the Service Provider, so long as PVM agrees to be bound by the terms of this Agreement as a Service Provider, and thereafter the compensation payable pursuant to Section 2(a) hereof shall be paid to PVM.

g.           Binding on Successors.  This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

h.           Governing Law and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, U.S.A., without reference to the choice of law principals thereof.  The parties hereto irrevocably submit to the jurisdiction of the Courts of the State of Utah, U.S.A., located in Salt Lake County and the United States District Court of Utah in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such state or federal court.  The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

i.            Rights Are Cumulative.  The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law.  No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

j.            Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

k.           Drafting.  This Agreement was drafted with the joint participation of the parties and/or their legal counsel.  Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

l.            Headings.  The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

m.          Number and Gender.  Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine, and neuter.

n.           Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.  Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

o.           Full Knowledge.  By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

White Mountain Titanium Corporation

Date: October 20, 2009	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President

Chapelle Capital Corp.

Date: October 20, 2009	By	/s/ Brian Flower
Brian Flower, Principal